True Drinks’ CEO Letter to Shareholders

IRVINE, CA-- (Marketwire – June 27, 2013) –

Dear Shareholders,

In the first six months of 2013, True Drinks, Inc. (OTC BB: TRUU) has made tremendous progress with our “first mover” product, AquaBall™ Naturally Flavored Water. AquaBall, arguably the healthiest product for kids on the market today, is the only 0 Calorie, sugar-free, naturally flavored beverage specifically directed towards kids. Since introducing our 0 calorie formula in January, we have seen the immense demand that exists in the market for great tasting, healthy children’s beverages resulting in rapidly increasing revenues. In addition, we have made significant progress on our strategic initiatives for 2013:

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Entered an agreement with our third co-packer, Adirondack Beverages, in the Northeast, increasing our monthly production capacity to over 450,000 cases.

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Introduced two new flavors in second quarter, berry featuring Monsters University, and strawberry lemonade on our summer flag-themed AquaBall series.

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Increased distribution to over 18,000 locations through June 25th, and we are on pace to achieve our goal of 38,000 by year’s end.

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Signed license agreement with Disney Consumer Products Latin America covering Central America, the Caribbean and Columbia through March 31, 2015.

Our licensing relationships with Disney Consumer Products and Marvel Entertainment add to the allure that our products have with both consumers and retailers. We believe AquaBall Naturally Flavored Water offers an aesthetic appeal to kids through the characters on our bottles, as well as great taste and healthy hydration attributes that are not available in other products on the market today. AquaBall is an alternative to these high sugar, high calorie and nutritionally deficient beverages. Our goal is to create unique brand appeal while delivering beverages for families that encourage improved health and hydration. These attributes give AquaBall a competitive advantage in the overcrowded beverage market and provide shareholders with a very distinct investment opportunity.

True Drinks has made significant progress in the product development, distribution and sales of AquaBall. While I am proud of our achievements, we are only beginning to break through the surface of the immense opportunity ahead of us. We strongly believe we have a formula for success. Our strength and competitive advantage is our ability to rapidly execute as opportunity strikes.

Towards that end, we have been working very diligently, and I would like to take this opportunity to further update our shareholders on our progress.

Business Highlights:

In January 2013 we launched our improved 0 Calorie, sugar-free formula and during the first quarter of 2013 generated revenue of over $410,000. As a result of our first quarter sales efforts, we are pleased to announce that we generated combined revenues of over $765,000 for April and May.

By the end of June, we will have successfully achieved distribution in 47 states and over 18,000 outlets. As AquaBall continues to be extremely well-received by retailers, we expect to achieve our goal of being distributed to over 38,000 outlets by the end of 2013. We have partnered with some of the most well known and recognized retailers and chains in the United States, including Albertson’s, Bi-Lo, Winn-Dixie, Safeway, Ingles Markets, HEB Grocery Group, Core-Mark, Loaf and Jug, and many others. We are actively engaging additional retail and convenience accounts, and we plan to explore alternative markets for AquaBall in the upcoming year such as schools, sports venues, quick serve restaurants, and the value channel.

There is an opportunity to distribute AquaBall internationally, as well. We recently announced our first agreement to distribute AquaBall outside of the United States into South America and the Caribbean through Dagro International. We are also in the final stages of expanding our license agreement with our major media conglomerate partner to Canada and are concurrently finalizing a distribution agreement with Crossmark, who will represent True Drinks in Canada.

Our product offers both True Drinks and our retailers very attractive margins in a very margin-dilutive space. As beverages are dominated by low margin bottled water and soda, AquaBall offers very attractive margins while maintaining critical price points. For our cost structure, our biggest short-term goal is to lower our expenses throughout the value chain. We now have agreements in place with three co-packing locations with Adirondack Beverages recently joining us in the northeast. With all three locations running our average freight cost per case will be lowered by over 60%. Our margins will also improve on our raw materials as we leverage our growth. We are now capable of producing 4 million cases annually.

Major Media Conglomerate Contract Extension

We are pleased to have recently extended our contract with Disney Consumer Products to cover Latin America and Columbia. This is a testament to the success of our relationship thus far, and the belief we both have in our long term opportunity. Our licensing agreements with Disney and Marvel set us apart from our competition, bring credibility to our brand, and greatly enhance the marketability of our product. Each AquaBall prominently features world famous characters which have established global reputations for high retail sales of licensed products. We also have the ability to update our packaging to take advantage huge advertising expenditures behind major theatrical releases of Disney and Marvel.

Summer Marketing Plans

As the distribution of AquaBall has expanded significantly, we are focused on raising brand awareness of AquaBall Naturally Flavored Water. Our campaign is designed to communicate the benefits of AquaBall through traditional media and product sampling in strategic markets. Healthy hydration and the problems caused by today’s high sugar, high caloric beverages will be part of our message to consumers.

In conclusion, I would like to leave our shareholders with a few thoughts as to why I am so optimistic about the future of True Drinks.

1.

AquaBall Naturally Flavored Water is a “first mover” which offers a uniquely branded, great tasting healthy beverage for kids.

2.

Our major licensing agreement with Disney and Marvel to display their globally recognized characters on our bottles differentiates us from the competition, brings credibility to our brand, and greatly enhances the marketability of AquaBall.

3.

We continue to experience strong demand as we rapidly grow and successfully roll out AquaBall. Today, we are in over 18,000 outlets and are targeting over 38,000 outlets by the end of the year.

We appreciate your support as loyal shareholders. We see a very bright future for True Drinks and are working hard to maximize shareholder value. We look forward to providing you with our next update as we continue to build upon our successes in the year ahead.

Lance Leonard

Director and Chief Executive Officer

About True Drinks, Inc.

True Drinks provides a healthy alternative for kids to drink.  Their AquaBallTM is a naturally flavored, vitamin-enhanced, zero- calorie, dye-free, sugar-free alternative to juice and soda. AquaBallTM is currently available in four flavors, berry, orange, grape and fruit punch, as well as the seasonal strawberry lemonade flavor. Their target consumer: kids, young adults, and their guardians, are attracted to the product by the entertainment and media characters on the bottle and continue to consume the beverage because of its healthy benefits and great taste. For more information, please visit http://www.theaquaball.com and http://www.truedrinks.com.  Proudly made in the USA.

FORWARD-LOOKING STATEMENTS Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if," "should" and "will" and similar expressions as they relate to True Drinks, Inc. are intended to identify such forward-looking statements. True Drinks, Inc. may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations or the anticipated benefits of the merger and other aspects of the proposed merger should not be construed in any manner as a guarantee that such results or other events will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in True Drink's report on Form 10-K filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Investor Relations Contact:

True Drinks, Inc.

18552 MacArthur Blvd., Ste. 325

Irvine, CA 92612

ir@truedrinks.com

949-203-3500

Alliance Advisors, LLC

Alan Sheinwald

(914) 669-0222

asheinwald@allianceadvisors.net

Valter Pinto

(914) 669-0222 x201

valter@allianceadvisors.net